UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2018

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Enterprise Drive
Plainsboro, NJ 08536
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (609) 275-0500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CHANGE IN CONTROL AGREEMENTS

On February 1, 2018, Integra LifeSciences Holdings Corporation (the “Company”) entered into change in control severance agreements (collectively, the “Agreements”) with Glenn G. Coleman, Corporate Vice President and Chief Financial Officer, Robert T. Davis, Jr., Corporate Vice President, President – Orthopedics and Tissue Technologies, Richard D. Gorelick, Corporate Vice President, General Counsel, Administration and Secretary, and Dan Reuvers, Corporate Vice President, President – Codman Specialty Surgical (each, an “executive”).

Each Agreement provides for the payment of severance and other benefits to the executives in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or by the executive for “good reason,” in either case, on or within two years following a “change in control” of the Company and so long as such change in control occurs by January 31, 2019 (each, as defined in the Agreements). In the event of a qualifying termination, the Agreements provide for:

•	a lump sum payment equal to 1.5 times (or 2 times for Mr. Coleman) the sum of the executive’s annual base salary and target cash bonus;

•	a lump sum payment equal to a pro rata portion of the executive’s target cash bonus for the partial fiscal year in which the termination occurs;

•	Company-subsidized COBRA premium payments for up to eighteen months following the termination date;

•	Company-paid outplacement services for up to twelve months following the termination date; and

•
to the extent the executive has not yet received his short term annual cash bonus for his prior year performance with the Company, the executive shall still receive such short term annual cash bonus for prior year performance at the time non-terminated employees receive such short term annual cash bonus if such payment is due.

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of the Company.

In addition, under the Agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

The term of each Agreement expires on January 31, 2019. However, upon the occurrence of a change in control, the term will automatically be extended until the two-year anniversary of the date on which the change in control occurs. In addition, if the executive incurs a qualifying termination during the term of the Agreement, the term automatically will be further extended until each party’s rights and obligations are fully satisfied.

The foregoing description of the Agreements is not complete and is subject to and qualified in its entirety by the terms of the form of Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) EXHIBITS

10.1 Form of Change in Control Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: February 2, 2018	By:	/s/ Glenn G. Coleman
Glenn G. Coleman
	Title:	Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Change in Control Severance Agreement